                                                                                      Exhibit 99.1

New World Brands to Partner with Germany’s TELES Group: Announces Plans to Sell IP Gear Subsidiary and to Become Exclusive North American TELES and IP Gear Distributor

EUGENE, Ore.--(BUSINESS WIRE)--New World Brands, Inc. (OTCBB: NWBD) today announced that it has signed a preliminary agreement to sell its IPGear Ltd. subsidiary, an Israel-based VoIP R&D company, to Berlin-based TELES AG (TLI). The deal will be closed upon formal approval of the TELES supervisory board and the New World Brands board of directors, and other conditions. Upon finalization of the deal, New World Brands will become the exclusive North American distributor of both TELES and IP Gear products.

"We are delighted to form this far-reaching partnership which plays to the core strengths of both parties,” commented Mr. David Kamrat, CEO of New World Brands. “After the transaction is completed, New World Brands will continue to focus on sales and marketing activities, especially in North America, while TELES will lead future product development. We are excited to become the sole North American distributor of TELES' leading-edge VoIP products, and we feel confident that the integrated IP Gear/TELES product line is an ideal solution for the needs of SME customers moving to converged and next generation networks.”

“For TELES, this is a synergistic partnership which will boost our R&D capabilities, extend our product line and extend our global reach, particularly into the large North American market,” commented Olaf Schulz, CFO of TELES.

The purchase agreement, which includes, among other terms, an initial purchase payment plus a contingent earn-out based upon achievement of financial targets, is scheduled to be completed by the parties by July 24, 2007.

About New World Brands [IP Gear]

New World Brands (dba IP Gear) is a value added reseller (VAR) of telecommunications equipment to SME customers in North America, Europe and developing regions. It is also a provider of direct call routing services. For more information, please visit our website at www.ipgear.net.

About TELES Communication Systems

TELES Communications Systems is a leading provider of equipment, solutions and services to fixed, fixed-mobile convergence and Next-Generation-Network (NGN) service providers. With millions of voice ports deployed worldwide, TELES has been at the forefront of telecoms innovations for over two decades. In fact, we have been hard at work developing VoIP products since 1996. Today we are showing the way forward in the growing NGN/IMS arena. The TELES product portfolio allows you to realize your IMS future: from VoIP access devices and media gateways to softswitches, next generation infrastructure implementation to value-added services network enhancement – we’ve got it covered.

Safe Harbor

We caution readers that this Report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, written, oral or otherwise, are based on the Company’s current expectations or beliefs rather than historical facts concerning future events, and they are indicated by words or phrases such as (but not limited to) “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “think,” “intend,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. Forward-looking statements in this release also include statements about business and economic trends. Many factors may cause our actual results to differ materially from those described in forward-looking statements, including without limitation those described under “Certain Risk Factors” in the New World Brands Annual Report on Form 10-KSB, as filed with the SEC on April 17, 2007, and specifically including the risk that management’s assumptions and analysis of the potential market for existing and new products, and our competitive position in that market, prove untrue, and the risk that management will not be able to successfully address changing market conditions.

New World Brands, Inc. and TELES AG also disclaim any duty to comment upon or correct information that may be contained in reports published by the investment community.

Contacts
New World Brands, Inc.
Tracy Habecker, Director of Marketing
+1 866-782-5629
Tracy.habecker@ipgear.net